Exhibit 3.7

AMENDMENT

TO THE

OPERATING AGREEMENT

OF

LEVEL 3 COMMUNICATIONS, LLC

The undersigned (the “Member”) being the sole member of Level 3 Communications, LLC (the “Company”), hereby agrees as follows:

1. Operating Agreement. The Member has previously adopted an operating agreement of the Company, dated December 2, 1997 (the “Operating Agreement”); terms used herein and not otherwise defined shall have the meaning ascribed to them in the Operating Agreement.

2. Amendment. Article I of the Operating Agreement is hereby amended by adding the following after the end of the existing Section 4:

Section 5. Agents; Administrative Functions. The Managers may also delegate to one or more Managers the right to implement the decisions of the Managers and administration of the day-to-day operational matters of the Company. The Managers may also authorize, in writing, one or more agents or officers (each, an “Administrator”) to implement the management decisions of the Managers and to handle the day-to-day operational matters of the Company. Such authority may be general or limited to specific instances. The Managers shall determine the duties, compensation, term of service and other matters relating to any Administrator. The Managers may remove an Administrator at any time. The Administrator’s expenses incurred on behalf of the Company shall be paid by, or reimbursed by, the Company.

3. Binding Effect. Except to the extent amended herein, the Operating Agreement shall remain in full force and effect and, to the extent not inconsistent therewith, this Amendment shall be governed and construed in accordance therewith.

IN WITNESS WHEREOF, the sole Member has executed this Amendment this 27th day of February, 1998.

PKS INFORMATION SERVICES, INC.

By:	/s/ Raul Pupo
Name:	Raul Pupo
Title:	President

STATE OF NEBRASKA	)
	)	ss.
COUNTY OF DOUGLAS	)

The foregoing instrument was acknowledged before me this 27th day of February, 1998, by Raul Pupo, the President of PKS Information Services, Inc., a Delaware corporation, on behalf of the corporation.

/s/ Beverly J. Jones
Notary Public

GENERAL NOTARY-State of Nebraska BEVERLY J. JONES My Comm. Exp. Dec. 10, 2001 [SEAL]